The Asset Managers on whose behalf JHG is reporting include:
Janus Henderson Investors US LLC (IA)
Janus Henderson Investors UK Limited (FI)
Janus Henderson Investors Australia Institutional Funds Management Limited (FI) Janus Henderson Investors International Limited (FI)
Janus Henderson Investors Middle East Limited (FI)
Janus Henderson Investors (Jersey) Limited (FI)
Janus Henderson Investors (Japan) Limited (FI)
Janus Henderson Investors (Singapore) Limited (FI)
Kapstream Capital Pty Limited (FI)
Privacore Capital Advisors LLC (FI)
Tabula Investment Management Limited (FI)
Victory Park Capital Advisors LLC (IA)
Richard Bernstein Advisors LLC (IA)

Please note that not every Asset Manager has investment and/or voting discretion over the securities reported herein.